EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-123274 and 333-113100 on Form S-8 of our reports dated March 10, 2006, relating to the consolidated financial statements of Atheros Communications, Inc. and subsidiaries (collectively, the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 10, 2006